INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of New England Business Service, Inc. on Form S-8 of our report dated July 31, 2002 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Business Combinations" in 2002 and SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" in 2001), appearing in the Annual Report on Form 10-K of New England Business Service, Inc. for the year ended June 29, 2002.

/s/ Deloitte & Touche LLP


Boston, Massachusetts
December 5, 2002

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